Exhibit 10.10

AMENDED AND RESTATED

ROYALTY AGREEMENT

THIS AMENDED AND RESTATED ROYALTY AGREEMENT (the “Agreement”) is entered into as of June 12, 2018 (the “Effective Date”), by and between T-Scan Therapeutics, Inc., a Delaware corporation, having offices at Prudential Tower, 800 Boylston Street, Suite 1555, c/o Longwood Fund, Boston, MA 02199 (the “Company”) and Christoph Westphal, an individual with an address of (the “Founder”). The Company and the Founder are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

WHEREAS, the Parties previously entered into that certain Royalty Agreement dated as of April 24, 2018 (the “Prior Royalty Agreement”), and, in connection with a potential financing of the Company, the Parties wish to amend and restate the Prior Royalty Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and promises set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

1.1 “Affiliate” with respect to any entity, means any company or entity controlled by, controlling, or under common control with such referenced entity and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by such referenced entity, and any company which owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock of such entity.

1.2 “Control” means, with respect to any Patents, that the Company (a) owns or (b) has a license to such Patents and, in each case, has the ability to grant access, a license, or a sublicense (as applicable) to the foregoing without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.3 “Cover,” “Covering” or “Covered” means, with respect to a product, that, in the absence of ownership of, or a license under, the Subject Patents, the Exploitation of such product would infringe a Valid Claim of a Subject Patent.

1.4 “Exploit” means to research, develop, make, have made, use, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a product. Cognates of the word “Exploit” shall have correlative meanings.

1.5 “First Commercial Sale” means, with respect to any Royalty-Bearing Product in any country, the first sale for end use or consumption of such Royalty-Bearing Product in such country after marketing approval has been granted in such country.

1.6 “Licensee” means any person or entity that directly or indirectly licenses or sublicenses Subject Patents from the Company or any Affiliate of the Company to develop, manufacture, or sell products used in the treatment of any disease or disorder. For the avoidance of doubt, any person or entity that receives a sublicense to any such intellectual property from any other person or entity which licensed or sublicensed them from Company or any of its Affiliates will be considered a “Licensee” for purposes of this Agreement.

1.7 “Net Sales” means, with respect to any Royalty-Bearing Product, the gross sales price of such Royalty-Bearing Product sold by the Company, its Affiliates or Licensee(s) (the “Selling Party”) to Third Parties, less:

(a)

non-recoverable sales taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)), use taxes, value-added taxes and duties paid by the Selling Party in relation to Royalty-Bearing Product(s) and any other equivalent governmental charges imposed upon the importation, use or sale of Royalty-Bearing Product(s) (excluding taxes when assessed on income derived from sales);

(b)

credits and allowances (actually allowed or paid) for defective or returned Royalty-Bearing Product(s), including allowances for spoiled, damaged, out-dated, rejected, returned, withdrawn or recalled Royalty-Bearing Product(s), and the actual amount of any write-offs for bad debt (capped at 2% of Net Sales for the applicable period) (provided, however, that any amount subsequently recovered will be treated as Net Sales);

(c)

governmental and other rebates, refunds, and chargebacks (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, in each case with respect to such Royalty-Bearing Product;

(d)

reasonable fees paid to wholesalers, distributors, selling agents (excluding any sales representatives of a Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to such Royalty-Bearing Product;

(e)

reasonable transportation charges relating to Royalty-Bearing Product(s), including handling charges and insurance premiums relating thereto to the extent included as a separate entry on the invoice for such product (provided, however, that the total of all items in subsection 1.7(e) shall be capped at 2% of the gross sales price for the relevant period);

(f)	retroactive price reductions actually granted to the Third Party applicable to sales of such Royalty-Bearing Product; and

(g)	trade, cash, prompt payment and/or quantity discounts, actually allowed and taken directly by the Third Party, and mandated discounts.

Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Royalty-Bearing Products are giving rise to Net Sales.

Where a Royalty-Bearing Product is sold in combination with other pharmaceutical products, diagnostic products, or active ingredients (collectively, “Combination Components”) the Net Sales applicable to such transaction shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the actual price of the Royalty-Bearing Product in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately, and B is the sum of the actual prices of all Combination Components with which the Royalty-Bearing Product is combined, in the same dosage amount or quantities in the applicable country during the applicable quarter if sold separately. If A or B cannot be determined because values for the Royalty-Bearing Product or Combination Components with which the Royalty-Bearing Product is combined are not available separately in a particular country, then the Company and the Founder shall discuss an appropriate allocation for the fair market value of the Royalty-Bearing Product and Combination Components with which the Royalty-Bearing Product is combined to mutually determine Net Sales for the relevant transactions based on an equitable method of determining the same that takes into account variations in potency, the relative contribution of each therapeutically active ingredient or other component, and relative value to the end user of each therapeutically active ingredient or other component.

Sales of Royalty-Bearing Product(s) between or among the Company and its Affiliates or Licensees shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Licensees are end users.

1.8 “Patents” means (a) all national, regional and international patent applications, including provisional patent applications; (b) all patent applications filed either from the patent applications which are the subject of (a) or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.9 “Royalty-Bearing Product” means any and all products of the Company designed for use in the treatment of any disease or disorder that are Covered by a Valid Claim of a Subject Patent.

1.10 “Royalty Term” means, on a country-by-country and Royalty-Bearing Product-by-Royalty-Bearing Product basis, the period beginning on the First Commercial Sale of the first Royalty-Bearing Product and ending on the later of (a) the date on which the Exploitation of a Royalty-Bearing Product is no longer Covered by a Valid Claim of a Subject Patent in such country, or (b) the fifteenth (15th) anniversary of the First Commercial Sale of the first Royalty-Bearing Product in such country.

1.11 “Subject Patent” means any Patent Controlled by the Company as of the last date the Founder was either employed by the Company or provided services to the company as a director or as a consultant under a written agreement between the Company and the Founder.

1.12 “Third Party” means any person or entity other than the Company, the Company’s Affiliates or the Founder.

1.13 “Valid Claim” means a claim of a pending patent application or issued patent, which claim has not lapsed, been cancelled, become abandoned, declared invalid by an unreversable and unappealable decision or judgment of a court of competent jurisdiction, and which claim has not been admitted to be invalid or unenforceable through reissue or disclaimer; provided, however, that if a claim of a pending patent application within the Subject Patents shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent issues with such claim (from and after which time the same would be deemed a Valid Claim).

2.	ROYALTY

2.1 Royalty. Within forty-five (45) days after the end of each calendar quarter during the applicable Royalty Term, the Company shall pay to the Founder a royalty equal to one percent (1%) of Net Sales of Royalty-Bearing Products during such calendar quarter.

2.2 Reports. Royalty payments and reports for the sale of Royalty-Bearing Products shall be calculated and reported for each calendar quarter. Each payment of royalties shall be accompanied by a report of sales of Royalty-Bearing Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation, the number of Royalty-Bearing Products sold, the gross sales of Royalty-Bearing Products, the deductions applied, the royalties payable and the method used to calculate the royalty.

2.3 Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the Founder.

2.4 Income Tax Withholding. The Founder will pay any and all taxes levied on account of any payments made to him under this Agreement. If any taxes are required to be withheld by the Company, the Company will (a) deduct such taxes from the payment made to the Founder, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the Founder and certify its receipt by the taxing authority within 30 days following such payment.

2.5 Audits. The Company shall keep (and shall cause its Affiliates and Licensees to keep) complete and accurate records pertaining to the sale or other disposition of Royalty-Bearing Products generated in the then current calendar year, and during the preceding three (3) calendar years, in sufficient detail to permit the Founder to confirm the accuracy of all royalty payments due hereunder. The Founder shall have the right to cause an independent, certified public accountant reasonably acceptable to the Company to audit any such records in the Company’s or its Affiliate’s possession to confirm sales and royalties for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours upon reasonable prior written notice to the Company. Prompt adjustments shall be made by the Parties to reflect the results of such audit. The Founder shall bear the full cost of such audit unless such audit discloses an underpayment by the Company of more than 10% of the amount of royalties due under this Agreement during the audited period, in which case, the Company shall bear the full cost of such audit and shall promptly remit to the Founder the amount of any underpayment. The Founder may only exercise his audit rights under this Section 2.5 once in any twelve (12) month period.

2.6 Licensees. Any license or sublicense granted by the Company will, to the extent related to Royalty-Bearing Products, be consistent with the terms and conditions of this Agreement, and Company shall include in any licenses or sublicenses sufficient provisions to enable it to comply with the royalty provisions contained in this Agreement, including without limitation, audit provisions substantially similar to those set forth in Section 2.5. As requested by the Founder, the Company shall enforce the provisions of its licenses and sublicenses applicable to the payment of royalties hereunder, including conducting audits of Licensee records pertaining to the sale of Royalty-Bearing Products. Company shall remain primarily responsible for any failures by its Licensees to comply with the applicable terms of this Agreement, and of the terms of license and sublicense agreements that enable compliance with the terms of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES

3.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that: (a) it has full power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

3.2 Disclaimer of Warranties. Except as expressly set forth in this Agreement, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.	LIMITATION OF LIABILITY

EXCEPT FOR PAYMENTS UNDER SECTION 2.1, NO PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTIES ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT.

5.	TERM

The term of this Agreement shall commence as of the Effective Date and shall continue until expiration of the last applicable Royalty Term.

6.	CONFIDENTIALITY

The Founder will treat the royalty reports and any other confidential or proprietary information of the Company disclosed to the Founder hereunder, as confidential information of the Company, will only use such information for the purposes of this Agreement, will protect it from unauthorized use, access, or disclosure in the same manner as the Founder protects its own confidential or proprietary information of a similar nature and with no less than reasonable care, will disclose it only to the employees or agents of the Founder who have a need to know such information, if any, for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Founder’s duties hereunder, and will return to the Company or destroy all such information after expiration or termination of this Agreement. The Founder will be allowed to disclose confidential information of the Company to the extent that such disclosure is (a) approved in writing by the Company or (b) required by law or by the order or a court of similar judicial or administrative body, provided that the Founder notifies the Company of such required disclosure promptly and in writing and cooperates with the Company, at the Company’s request and expense, in any lawful action to contest or limit the scope of such required disclosure.

7.	MISCELLANEOUS

7.1 Assignment. Either Party may assign this Agreement and his/its rights and obligations hereunder to a Third Party upon prior written notice to the other Party. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. As a condition to the effectiveness of any assignment hereunder, any successor or assignee of rights or obligations permitted hereunder shall, prior to the effectiveness of such assignment, expressly assume in a writing provided to the other Party hereto the obligation to perform the assigning Party’s obligations hereunder. For the avoidance of doubt, the Company may not sell, assign, convey, lease or otherwise transfer any Subject Patent to any Third Party unless such Third Party agrees to be bound by the terms of this Agreement as if it were the Company hereunder. Any assignment not in accordance with this Agreement shall be void.

7.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions.

7.3 Waiver. Except as specifically provided for herein, the waiver from time to time by a Party of any right or failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such Party’s rights or remedies provided under this Agreement. No waiver shall be valid or effective unless made in a writing referencing this Agreement and signed by the Party granting the waiver.

7.4 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, (a) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the maximum extent possible and (b) in lieu of such invalid, illegal or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to effectuate the intents and purposes of such provision.

7.5 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed by first-class, registered or certified mail, postage paid, or delivered personally, by overnight delivery service or by facsimile, with confirmation of receipt, addressed to the address set forth for such Party in the introduction hereto. Either Party may by like notice specify or change an address to which notices and communications shall thereafter be sent. Notices sent by facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt, and notices given personally shall be effective when delivered.

7.6 Entire Agreement; Amendment. This Agreement sets forth all of the agreements and understandings between the Parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof (including the Prior Royalty Agreement). There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth herein. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the Company and the Founder.

7.7 Headings. The captions contained in this Agreement are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles hereof.

7.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission, including signatures in a fixed electronic format such as a PDF, will be as effective as an original executed signature page.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

COMPANY:

By:	/s/ Christoph Westphal

Name:	Christoph Westphal

Title:	Chief Executive Officer

FOUNDER:

/s/ Christoph Westphal
Christoph Westphal

SIGNATURE PAGE TO AMENDED & RESTATED ROYALTY AGREEMENT